AGREEMENT FOR THE PURCHASE OF COMMON STOCK

THIS COMMON STOCK PURCHASE AGREEMENT,  (this “Agreement”) made this 26nd day of November 2013, between the Majority Shareholder’s of Eaton Scientific Systems, Inc., collectively “Selling Shareholder’s” (herein after “Majority Shareholder’s”) and Domenic Marciano (“Buyer”), (and/or assigns) Two Hundred and Twenty-Seven Million Three Hundred and Seventy Thousand Shares (227,370,000) (the “Shares”), of Eaton Scientific Systems, Inc. (the “EATON”), personally owned or controlled by them.

In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

WITNESSETH:

WHEREAS, the Selling Shareholder’s represent Two Hundred and Twenty-Seven Million Three Hundred and Seventy Thousand Shares (227,370,000) or approximately fifty-one and three tenth (51.3%) ( herein as Exhibit A) percent which represent a Majority of the EATON’s Shareholders, believe that it is in the best interest for the shareholders of EATON to sell their Shares to Domenic Marciano an individual at 71 Gregory Scott Court Woodbridge, Ontario Canada.  The sale would result in a change of control of EATON; and

WHEREAS, a Meeting of the Majority Shareholder’s was held, telephonically, on October 15, 2013 and the vote was affirmed to effect the sale of their Shares to Buyer; and

WHEREAS, at Closing, the Buyer will appoint two new directors to EATON’s Board and the Buyer would then represent two of the three Board seats on EATON’s Board: and

WHEREAS, Selling Shareholders and Buyer have entered into an Agreement for the Purchase of Common Stock (“Stock Purchase Agreement” dated November 26, 2013) and the sale of Two Hundred and Twenty-Seven Million Three Hundred and Seventy Thousand (227,370,000) shares of restricted common stock of Eaton Scientific Systems, Inc.; and

WHEREAS, the Buyer has represented that it intends to acquire an exclusive license to a unique automotive product, EcoFlora, with a proprietary technology and that the Majority Shareholder’s believe that EcoFlora has the potential to be uniquely positioned in the automotive parts business in the United States and International automotive parts marketplace; and

WHEREAS, the Majority Shareholder’s believe that the potential success of the EcoFlora technology could potentially provide value to EATON and its shareholders; and

WHEREAS, the Majority Shareholder’s ackowledge that it has not been able to attract investment capital sufficient to execute its business plan because of its Share price; and

WHEREAS, the Majority Shareholder’s and EATON’s Management believe it is in the best interest of EATON’s Shareholders to operate Eaton Scientific Systems, Ltd. (“EATON SUB”) a Nevada corporation and wholly owned subsidiary of EATON, as a private Company, until such time where it is sufficiently capitalized to increase the probability for its Clinical Trial’s of Homatropine (“Tropine 3”) in oral suspension for the treatment of hot flash symptoms in pre-menopausal, menopausal and post menopausal women, to be in a position to yield results that may provide the opportunity for a potential FDA approval for marketing to consumers in the US; and

WHEREAS, the Majority Shareholders of the company have voted to “Spin-out” to its Sharesholders, as of the Record Date, on a one-for-one basis within sixty-days (60) of the Change of Control of EATON; and

WHEREAS, at the the time of the Change of Control EATON will maintain all of its Assets and Libilities in the EATON SUB.

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties herewith agree as follows:

ARTICLE I

SALE OF SECURITIES

1.01

Subject to the terms and conditions of this Agreement, the Selling Shareholders agree to sell, and Domenic Marciano, and/or assigns, agrees to purchase, an aggregate Two Hundred and Twenty-Seven Million Three Hundred and Seventy Thousand (227,370,000) shares of Common Stock of EATON from certain individual shareholders for a total Twenty-Two Thousand Seven Hundred and Thirty-Seven Dollars ($22,737.00) (the “Purchase Price”).  This is a private transaction between the Selling Shareholders and the Buyer (and/or assigns).

1.02

It is agreed that a total amount of Twenty-Two Thousand Six Hundred and Sixty-Nine Dollars ($22,737.00) will be wire transferred to Washor Client Trust Account, as payment, in full, for the total purchase price of the shares of the Company.

1.03

EATON agree not to issue any additional shares prior to closing.

ARTICLE II

 REPRESENTATIONS AND WARRANTIES

Withrow, representing the Selling Shareholders as to representations and warranties as to their Shares, hereby represent and warrant to Buyer, the following:

2.01

Organization.    EATON is a corporation duly organized, validly existing, and in good standing under the laws of  Nevada, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada. All actions taken by the incorporators, directors and/or shareholders of EATON have been valid and in accordance with the laws of the State of Nevada.

2.02

Capital.   The authorized capital stock of EATON consists of 650,000,000 shares of Common Stock, of which 443,000,686 Shares are issued and outstanding.  All outstanding Shares are fully paid and non-assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement.  At the Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating EATON to issue or to transfer from treasury any additional shares of its capital stock.  None of the outstanding shares of EATON are subject to any stock restriction agreements not disclosed. There are approximately 65 bona fide shareholders of EATON. All of such shareholders have valid title to such Shares and acquired their Shares in a lawful transaction and in accordance with Nevada corporate law and the applicable securities laws of the United States.

2.03

Financial Statements.    Documents provided to the Buyer will include the audited balance sheets as of June 30, 2013, EATON’s fiscal year end, and the related statements of income and retained earnings for the period then ended.  More recent unaudited financial statements will be available on Edgar, including the subsequent 10Q filing.  The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by EATON throughout the periods indicated, and fairly present the financial position of EATON as of the date of the balance sheet included in the financial statements, and the results of its operations for the periods indicated.

2.04

Liabilities.  EATON did not as of August 15, 2013, and at the signing of this Agreement, and will not, as of Closing, have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in EATON’s balance sheet as of September 15, 2013 or disclosed at this time.  EATON is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving EATON or its Shares. There is no dispute of any kind between EATON and any third party not disclosed in its public filings and its most recent 10 K and 10 Q, and no such dispute will exist at the Closing of this transaction.

2.05

Tax Returns.  Within the times and in the manner prescribed by law, EATON has filed all federal, state, and local tax returns required by law through August 15, 2013.  EATON has paid, or will pay by the Closing, all taxes, assessments, and penalties due and payable.  The Internal Revenue Service has audited no federal income tax returns of EATON. The provisions for taxes, if any, reflected in EATON’s balance sheet as of August 15, 2013, is adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed.  There are no present disputes as to taxes of any nature payable by EATON as of the Closing; there shall be no taxes of any kind due or owing.

2.06

Ability to Carry Out Obligations.  The Selling Shareholders have the right, power, and authority to enter into, and perform their obligations under this Agreement.  The execution and delivery of this Agreement by the Selling Shareholders and the performance by the Selling Shareholders of their obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which EATON, the officers, directors or Selling Shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Buyer (and/or assigns) to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of EATON or upon the Shares of EATON to be acquired by Buyer (and/or assigns).

2.07

Full Disclosure.  None of representations and warranties made by or in any certificate or memorandum furnished or to be furnished by the Selling Shareholders, EATON, or on their behalf, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

2.08

Contracts, Leases and Assets.  EATON is not a party to any contract, agreement or lease.  No person holds a power of attorney from EATON or the Selling Shareholders.

2.09

Compliance with Laws.  EATON has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to EATON.  EATON has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities.  At the times EATON sold Shares to the Selling Shareholders, EATON was entitled to use the exemptions provided by the Securities Act of 1933 relative to the sale of its Shares.  The Shares being sold herein are being sold in a private transaction between the Selling Shareholders and Barber, and/ or assigns, and it is understood that the shares may be subject to trading restrictions under the Securities Act of 1933, as amended and rules promulgated thereunder.

2.10

Litigation.  EATON is not (and has not been) a party to any suit, action, arbitration, or legal administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Selling Shareholders, there is no basis for any such action or proceeding and no such action or proceeding is threatened against EATON.  EATON is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

2.11

Conduct of Business.    Prior to the Closing, EATON shall conduct its business in the normal course, and shall not (without the prior written approval of Buyer) (i) sell, pledge, or assign any assets, (ii) amend its Certificate of Incorporation or Bylaws, (iii) declare dividends, redeem or sell stock or other securities, except as provided in Section 6.12, (iv) incur any liabilities, except in the normal course of business, (v) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (vi) enter into any other transaction.

2.12

Corporate Documents.  Each of the following documents, which are true, complete and correct in all material respects, will be submitted at the Closing:

Certificate of Incorporation;

Bylaws;

Consents of Shareholders;

Consents of the board of directors;

List of officers and directors;

Balance Sheet as of  August 15, 2013, together with other financial statements, if any, described in Section 2.03;

Secretary of State Filing Receipt;

Copies of all federal and state income tax returns, if any, of EATON;

Stock register and stock certificate records of EATON,

2.13

Closing Documents.   All minutes, consents or other documents pertaining to EATON to be delivered at the Closing shall be valid and in accordance with the laws of Nevada.

2.14

Title.   Each Selling Shareholder has good and marketable title to all of the Shares being sold by him to Buyer (and/or assigns,) pursuant to this Agreement.  The Shares will be, at the Closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of the Shares are or will be subject to any voting trust or agreement.  No person holds or has the right to receive any proxy or similar instrument with respect to such shares.  Except as provided in this Agreement, the Selling Shareholders and EATON are not parties to any agreement which offers or grants to any person the right to purchase or acquire any of the Shares. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the Shares by Buyer, (and/or assigns) impair, restrict or delay voting rights with respect to the Shares.

2.15

Representations.  All representations shall be true as of the Closing and all such representations shall survive the Closing.

ARTICLE III

INVESTMENT INTENT

3.01

Transfer Restrictions.

  Buyer (and/or assigns) agrees that the securities being acquired pursuant to this Agreement may be sold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration (“Transfer”) only pursuant to an effective registration statement under the Act of 1933, as amended (the “Act”) or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of EATON.  Buyer (and/or assigns) agrees, prior to any Transfer, to give written notice to EATON expressing its desire to affect the Transfer and describing the proposed Transfer.  EATON will not unduly delay or refuse to render a legal opinion to permit shareholders of EATON to transfer their securities.

ARTICLE IV

CLOSING

4.01

Closing.  The Closing of this transaction will occur when all of the documents and consideration described below have been delivered (the “Closing”),. If this Agreement is terminated due to the failure of the Selling Shareholders to provide the documents specified in Article 2.13, or the documents listed below in Section 4.02, then Buyer will interplead the matter into court for disposition.

4.02

Documents to be Delivered at Closing.  As part of the Closing, those documents listed in 2.13 of this Agreement, as well as the following documents, in form reasonably acceptable to counsel to the parties, shall be delivered:

By the Selling Shareholders:

Stock certificate or certificates, along with stock powers, representing Selling Shareholders shares, endorsed in the name or names as designated by Buyer:

A board of directors resolution appointing new directors of  EATON as designated by Buyer, subject to compliance with Rule 14B-1 under the Securities Exchange Act of 1934;

Financial statements of EATON shall include a balance sheet dated as of August 15, 2013 and statements of operations, stockholders’ equity and cash flows for the twelve month period then ended;

True and correct copies of all of the business and corporate records of  EATON, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings or consents, financial statements, shareholder listings, stock transfer records, agreements and contracts; and

Such other documents of EATON as may be reasonably required by Buyer,

The financial statements of EATON shall be done in accordance with generally accepted accounting standards, and the financial statements covered by the report present fairly, in all material respects, the financial position of EATON as of August 15, 2013, and the results of its operations and its cash flows for the twelve months ended August 15, 2013, in conformity with generally accepted accounting principles.

By Buyer;

Wire transfer by Buyer to Washor Trust Account, the amount of $22,737.00 representing the balance of the Purchase Price for the Shares.

ARTICLE V

REMEDIES

5.01

Arbitration.   Any controversy of claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in California, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

5.02

Termination.  In addition to any other remedies, Buyer may on or before the Closing date, terminate this Agreement, if at the Closing, the Selling Shareholders have failed to comply totally with all material terms of this Agreement, have failed to supply any documents required by this Agreement unless they do not exist, or have failed to disclose any material facts which could have a substantial effect on any part of this transaction.

5.03

Indemnification. The Selling Shareholders and EATON singly, jointly and severally, agree to indemnify Buyer against all actual losses, damages and expenses caused by (i) any material breach of this Agreement by them or any material misrepresentation of the Selling Shareholders contained herein, or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading.

5.04

Indemnification Non-Exclusive.  The forgoing indemnification provision is in addition to, and not derogation of any statutory, equitable or common law remedy any party may have for breach of representation, warranty, covenant or agreement.

ARTICLE VI

MISCELLANEOUS

6.01

Captions and Headings.  The article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

6.02

No Oral Change.  This Agreement and any provision hereof, may not be waived, changed, modified, or discharged, orally, but only by an agreement In writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

6.03

Non Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

6.04

Time of Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

6.05

Entire Agreement.  This Agreement, including any and all attachments hereto, if any, contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

6.06

Significant Changes   The Selling Shareholders understand that significant changes may be made in the capitalization and/or stock ownership of EATON, which changes could involve a reverse stock split and/or the issuance of additional Shares, thus possibly having a dramatic negative effect on the percentage of ownership and/or number of Shares owned by present shareholders of EATON.

6.07

Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures will be acceptable to all parties.

6.08

Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or on the second day if faxed, and properly addressed or faxed as follows:

If to the Selling Shareholders:

Michael Borkowski

Address:

9500 Wilshire Blvd

Suite 900

Beverly Hills, CA 90210

Phone:

(310) 281.6923

Fax:

(888) 329.5351

E-mail:

mikeb@eatonscientific.com

If to Buyer:

Domenic Marciano

Address:

71 Gregory Scott Court Woodbridge

Ontario Canada L4H 1K7

Phone:

(416) 450.2853

E-mail

dominic@ezsparc.com

6.09

Binding Effect.   This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

6.10

Effect of Closing.   All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the closing and shall survive the Closing of this Agreement.

6.11

Mutual Cooperation.    The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

In witness whereof, this Agreement has been duly executed by the parties hereto as of the date first above written

EATON SCIENTIFIC SYSTEMS, INC.

BY/s/ Michael J. Borkowski

      MICHAEL J. BORKOWSKI

THE MAJORITY SHAREHOLDERS

BY/s/ Michael J. Borkowski

      MICHAEL BORKOWSKI      Representing Majority Shareholders

THE SELLING SHAREHOLDERS

BY/s/ Michael J. Borkowski

       MICHAEL BORKOWSKI      Representing Selling Shareholders

BUYER

BY/s/ Dominic Marciano

      DOMINIC MARCIANO

Majority Shareholders

	Shareholder	Shares	% Ownership
1.	Michael Borkowski	5,300,000	1.1%

2.	Edward W. Withrow III	96,029,375	21.6%

3.	Maria Sandoval	39,750,000	8.9%

4.	Sky Holdings, Inc.	80,990,000	18.2%

5.	Palmer Withrow	5,300,000	1.1%